UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest Event Reported):  June 4, 2012

Alaska Communications Systems Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573
(State or other jurisdiction of of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Telephone Avenue, Anchorage, Alaska		99503-6091
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (907) 197-3000

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a- 12(b))

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 5, 2012, Alaska Communications Systems Group, Inc. (“ACS”) announced it had entered into an Asset Purchase and Contribution Agreement (the “Contribution Agreement”) with General Communication, Inc., an Alaska corporation (“GCI”), ACS Wireless, Inc., an Alaska corporation and wholly owned subsidiary of ACS (the “ACS Member”), GCI Wireless Holdings, LLC, an Alaska limited liability company and wholly owned subsidiary of GCI (the “GCI Member”) and The Alaska Wireless Network, LLC, a Delaware limited liability company and wholly owned subsidiary of GCI (“AWN”), for the purpose of combining their wireless networks into AWN.

In connection with the closing of the transactions contemplated by the Contribution Agreement (the “Transactions”), ACS, GCI, the ACS Member, the GCI Member and AWN will enter into the First Amended and Restated Operating Agreement of The Alaska Wireless Network, LLC (the “Operating Agreement”), the form of which is attached as Exhibit A to the Contribution Agreement. The Operating Agreement will be AWN’s primary operating document and contains certain understandings and agreements of the parties regarding the governance and operations of AWN following the closing of the Transactions.

Pursuant to the Operating Agreement, the ACS Member will own one-third of the ownership interests of AWN and GCI will own two-thirds.  During the first four years of AWN's operations, the ACS Member will be eligible to receive preferential cash distributions totaling $190 million, and the GCI Member will receive all remaining available cash distributions. Following the initial four year period, the ACS Member and the GCI Member will receive distributions proportional to their ownership interests in AWN.  Distributions payable to the ACS Member and the GCI Member during the first four years after closing are subject to adjustment based on decreases, if any, in the number of wireless subscribers of ACS and GCI during such period, subject to a maximum adjustment of $21.8 million.

AWN will be managed by GCI. Wilson Hughes, GCI's current chief operating officer, will serve as AWN's first president and chief executive officer.  GCI will provide certain executive consulting services to AWN in exchange for a consulting fee equal to 4% of AWN’s free cash flow for the first and second year after the closing of the Transactions, 6% of AWN’s free cash flow for the third and fourth year after the closing of the Transactions and 8% of AWN’s free cash flow each year thereafter.  AWN will have a three member executive board (the “Board”) consisting of the Chief Executive Officer of GCI, the Chief Executive Officer of ACS and the Chief Executive Officer of AWN.  The Board’s primary function will be to review and approve budgets and business plans.

Certain actions of AWN require the unanimous vote of all members of AWN, including: the admission of additional Members; incurring certain material indebtedness; a sale of substantially all the assets of AWN and certain other material asset sales; a voluntary dissolution or bankruptcy filing of AWN; amending AWN’s organizational documents, other than certain ministerial or administrative changes; a merger or other combination of AWN; commencing or settling material litigation or arbitration; certain affiliate transactions and major technology upgrade plans; issuing or redeeming equity interests; and certain material contracts.

The Operating Agreement will prohibit the ACS Member and the GCI Member from transferring their interests in AWN to a third party for four years, at which point either party may sell all (but not less than all) of its interests, subject to a drag along right in favor of GCI and a tag along right in favor of ACS.

The foregoing descriptions of the Contribution Agreement and Operating Agreement are summaries only and are qualified in their entirety by reference to the terms of the respective agreements, which are filed as an exhibit to this report and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Alaska Communications Systems Group, Inc.

August 6, 2012	By:	/s/ Leonard A. Steinberg
		Name:	Leonard A. Steinberg
		Title:	Corporate Secretary

Exhibit No.	Description

2.1
Asset Purchase and Contribution Agreement, dated as of June 4, 2012, among Alaska Communications Systems Group, Inc., General Communication, Inc., ACS Wireless, Inc., GCI Wireless Holdings, LLC and The Alaska Wireless Network, LLC, with Form of First Amended and Restated Operating Agreement of The Alaska Wireless Network, LLC among The Alaska Wireless Network, LLC, GCI Wireless Holdings, LLC, ACS Wireless, Inc., Alaska Communications Systems Group, Inc. and General Communication, Inc. attached thereto as Exhibit A (portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934)